LICENSE AGREEMENT

between

BOSTON MARKET CORPORATION

and

OVERHILL FARMS, INC.

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of this fourth day of November, 2010, effective as of July 1, 2011 (the “Effective Date”) by and between BOSTON MARKET CORPORATION, a Delaware corporation, having its principal office at 14103 Denver West Parkway, Golden, CO  80401 (hereinafter referred to as the “BMC”) and OVERHILL FARMS, INC. (“OFI”), a Nevada corporation, having its principal office at 2727 East Vernon Avenue, Vernon, CA 90058 (hereinafter referred to as “OFI”).

W I T N E S S E T H :

WHEREAS, BMC has designed, developed and/or acquired a method of developing and operating restaurants that offer rotisserie and roasted meats (including chicken, turkey, and/or beef), meatloaf, pot pies, salads, soups, side items, dessert items and related foods in a distinctive setting (“BMC restaurants”);

WHEREAS, BMC has developed and/or acquired and uses, promotes and licenses certain trademarks, service marks, and other commercial symbols in operating BMC restaurants, including “Boston Market®,” and BMC or one of its Affiliates (as defined below) may create, use and license other trademarks, service marks and commercial symbols in operating BMC restaurants (collectively, the “Trademarks”);

WHEREAS, OFI recognizes that the Trademarks have acquired notoriety and goodwill with the general public and desires to obtain a right to use the Trademarks in connection with the manufacturing, distribution, sale, advertising and promotion of the Licensed Products (as hereinafter defined);

WHEREAS, BMC is willing to grant OFI a license under the terms and conditions specifically set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings, and premises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

                      ARTICLE I

DEFINITIONS

1.1 Advertising.  shall mean widely published or circulated written materials or broadcast materials that assert a claim or statement regarding the Licensed Products.

1.2 Affiliates.  shall mean entities directly or indirectly Controlling, Controlled by, or under common Control with OFI or BMC, as applicable, or twenty percent (20%) of whose equity interests are directly or indirectly owned by OFI or BMC, as applicable. “Affiliates” shall not, in any event, however, include Sun Capital Partners, Inc., Sun Capital Partners IV, L.P., Sun Capital Partners V, L.P. (collectively, “Sun Capital”) or any of their non-BMC related affiliates or subsidiaries.

1.3 Authorized Retailers.  shall mean those persons and entities having retail operations within commercial channels consisting of grocery stores, supermarkets, super centers, mass merchandisers, retail clubs, drug stores, and retail stores on military bases.

1.4 BMC Indemnified Parties.  shall have the meaning set forth in Section 8.5(a)(i).

1.5 Competitor of BMC.  shall mean an entity with a principal line or lines of business that are generally similar to or the same as one or more of the principal lines of business of BMC.

1.6 Competitor of OFI.  shall mean an entity with a principal line or lines of business that are generally similar to or the same as one or more of the principal lines of business of OFI or its Parent, subsidiaries or affiliates.

1.7 Confidential Information.  shall have the meaning set forth in Section 8.3.

1.8 Contract Year.  shall mean the 12-month period measured in OFI “fiscal months” (which may not commence on the first day of each month and may not conclude on the last day of each month) which most closely corresponds to each calendar year period throughout the License Term.  Notwithstanding the foregoing, the first contract year will begin on July 1, 2011 and end on December 31, 2011.

1.9 Control, Controlling or Controlled By.  shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a company, whether through ownership of voting securities or other interests, by contract, or otherwise.

1.10 Discontinuation Date.  shall have the meaning set forth in Section 9.4(a)(i).

1.11 Earned Royalty.  shall mean the amount owed by OFI to BMC based upon all Net Sales of Licensed Products as defined herein and in accordance with the provisions of Section 4.1.

1.12 Guaranteed Minimum Royalty (GMR).  shall mean the amount that OFI shall pay to BMC during each Contract Year during Renewal Term 1 and Renewal Term 2, respectively, as minimum royalties regardless of OFI’s actual Net Sales of Licensed Products during each such Contract Year.  GMR shall be applied against the Earned Royalty due to BMC each Contract Year during Renewal Term 1 and Renewal Term 2 in accordance with the provisions of Section 4.2.

1.13 Initial Term.  shall have the meaning set forth in Section 3.1.

1.14 Licensed Products Categories.  shall mean those product categories specifically set forth in Exhibit A.

1.15 Licensed Products.  shall mean those products within the Licensed Product Categories that bear one or more of the Trademarks, Trade Dress and/or Copyrights, and that are sold in the Territory.

1.16 License Term.  shall mean the Initial Term; Renewal Term 1 and Renewal Term 2, if the Agreement is renewed; and the Sell-Off Period (as hereinafter defined), if any.

1.17 Losses.  shall have the meaning set forth in Section 8.5(b).

1.18 Materials.  shall mean any item bearing the Trademarks, Trade Dress and/or Copyrights including, but not limited to, labels, cartons, containers, packages and other inner and outer packaging materials, fixtures, displays, signage, artwork and printing, Advertising, stationery, and sales, marketing and promotional materials.

1.19 Net Sales.  shall mean the aggregate gross invoiced dollar amount of the Licensed Products shipped by OFI, its Affiliates and its sublicensees, if any, to customers less (a) cash discounts normally given for prompt payment and (b) returns, promotional discounts and allowances directly related to the Licensed Products.  In computing Net Sales, no cost incurred in manufacturing, marketing, selling or distributing the Licensed Products, such as slotting fees, shall be deducted, nor shall any other deduction be made for uncollectible accounts.  In the event that OFI or a sublicense sells any or all of the Licensed Products to any Affiliate of OFI that is an Authorized Retailer the invoice price used to determine Net Sales hereunder shall be calculated based on the list price that OFI charges independent third parties.

1.20 Parent.  shall mean: (a) with respect to OFI, an entity that directly or indirectly Controls OFI and its, or their, successors and assigns, and (b) with respect to BMC, Boston Market Intermediate Holding Corporation and Boston Market Holding Corporation, collectively, and their respective successors and assigns.

1.21 Quality System Requirements.  shall mean those system requirements for assuring quality set forth in Exhibit B.

1.22 Quarterly Period.  Each Quarterly Period shall consist of the three (3) OFI fiscal month period ending on the date closest to March 31, June 30, September 30 or December 31 of each Contract Year.

1.23 Renewal Term 1.  shall have the meaning set forth in Section 3.2 (a).

1.24 Renewal Term 2.  shall have the meaning set forth in Section 3.2 (b).

1.25 Renewal Threshold.  shall mean Sixty Million Dollars ($60,000,000.00) of Net Sales during the twelve (12) month period ended September 30, 2015 with respect to Renewal Term 1, and Seventy-Two Million Dollars ($72,000,000.00) of Net Sales during the twelve (12) month period ended September 30, 2020 with respect to Renewal Term 2.

1.26 Secondary Trademark.  shall have the meaning set forth in Section 9.4(a)(i).

1.27 Selected Accountants.  shall have the meaning described in Section 4.4(b).

1.28 Sell-Off Period.  shall have the meaning set forth in Section 9.5(b) .

1.29 Territory.  shall mean the United States of America.

1.30 Trade Dress.  shall mean all configurations and collocations of packaging designs, shapes, graphics, layout, ornamental appearance, vignettes, coloration, and all other visual elements of packaging and labeling, all of the foregoing in relation to each other, which serve to distinguish the Licensed Products and have source denoting significance capable of exclusive rights and which appear on the principal display panel for the Licensed Products either prior to the execution of this Agreement or while this Agreement or any renewals thereof are in effect whether created by or under the authority or direction of BMC or OFI.

1.31 Trademarks.  shall mean the trade name, trademarks, service marks, symbols, and designs specifically set forth in Exhibit C along with any variations thereof or new trademarks, service marks, symbols and designs that may hereafter be approved in writing by BMC, for use by OFI in connection with the Licensed Products.  Trademarks shall not include the Secondary Trademark or OFI’s existing trade name or trademarks.

                                 ARTICLE II

SCOPE OF THE LICENSE

2.1 Grant.  Subject to the terms and conditions set forth herein and effective as of the Effective Date, BMC hereby grants to OFI and OFI hereby accepts a non-transferable and non-assignable (except as provided in Section 8.7 (b)), and exclusive right and license to use the Trademarks, Trade Dress and Copyrights (as defined in Section 6.1(a)) during the License Term of this Agreement in the Territory and solely in connection with the manufacturing, advertising, promotion, sales and distribution of the Licensed Products to the Authorized Retailers.  No license is granted hereunder for the use of the Trademarks, Trade Dress or Copyrights for any other purpose, it being understood that, except for those rights expressly granted to OFI hereunder, all rights, express or implicit, belong exclusively to BMC and its Affiliates.

2.2 BMC’s Reservation of Rights.  Except with respect to the exclusive rights provided to OFI in this Agreement, BMC shall have the right to use, or grant to one or more other parties the right or license to use, the Trademarks on or in connection with any products or services through all channels of distribution, including, without limitation, all of the Authorized Retailers within the Territory.

2.3 Sales and Distribution of the Licensed Products.

(a)
OFI shall not distribute the Licensed Products or authorize any third parties to distribute the Licensed Products other than to Authorized Retailers.  Moreover, OFI shall not sell or distribute the Licensed Products to consumers through any swap meets, street peddlers and street kiosks.  OFI shall use commercially reasonable efforts to identify re-selling activity by Authorized Retailers.  If OFI observes, or if BMC notifies OFI of any re-selling of the Licensed Products by an Authorized Retailer in a manner that is detrimental to the Trademarks, OFI shall take such actions as are commercially reasonable to cause such Authorized Retailer to cease such re-selling activities.

(b)
OFI shall not sell or otherwise provide or authorize any third-party to sell or otherwise provide the Licensed Products for use as give-aways, self-liquidator programs, fund-raisers or sweepstakes which do not generate Net Sales of the Licensed Products without the prior written approval of BMC; except that Licensed Products may be provided for trade promotion activities and consumer in-store sampling by Authorized Retailers.

(c)	OFI agrees and acknowledges that the Licensed Products shall be continuously available for distribution for delivery to Authorized Retailers within the Territory, subject to Section 10.5.

(d)
OFI will use commercially reasonable efforts, consistent with OFI’s company-wide marketing strategies, to exploit the Trademarks and increase sales of Licensed Products from year-to-year and over the License Term.

(e)
OFI shall take such actions as are necessary to maintain the principal display panel used for the label of the Licensed Products as distinct lines in packaging, styling, and design from all other products manufactured, sold or distributed by or for OFI.

(f)
OFI shall not, to the detriment of any other Authorized Retailer, grant any Authorized Retailer the right to purchase the Licensed Products on an exclusive basis.  In addition, OFI shall not require any Authorized Retailer to purchase any merchandise or service other than the Licensed Products as a condition to being able to purchase the Licensed Products.

(g)
Upon the written request of BMC at any time throughout the License Term, OFI shall sell to BMC any of the Licensed Products requested at net price and terms at least as favorable as given to other customers of the Licensed Products ordering similar quantities of Licensed Products from OFI.  All appropriate Earned Royalty payments shall be due on such sales.

2.4 Sublicense to and/or Manufacture of the Licensed Products by Third Parties.

(a)
OFI, on seven (7) days prior written notice to BMC (which notice contains the name and address of a proposed licensee), shall have the right to sublicense the Trademarks, Trade Dress and Copyrights on the Licensed Products to (i) any Affiliate of OFI or (ii) subject to BMC’s right to approve set forth in subsection (b) below, any third-party who is not engaged in or does not control the management of any business which is a Competitor of BMC and (with respect to both of the preceding clauses (i) and (ii)) who agrees in writing to be bound by all of the terms and conditions of this Agreement.  OFI’s right to sublicense the use of the Trademarks, Trade Dress and Copyrights on Licensed Products to third parties pursuant to clause (ii) of this section shall be limited to those products in the Licensed Products Categories that: (x) OFI does not have the capacity or capability (including without limitation, technical, manufacturing, distribution, marketing or sales capability) to produce, distribute, market or sell and (y) cannot be produced economically for OFI under a co-packing agreement.  In connection with any third-party sublicense, OFI shall use reasonable best commercial efforts to negotiate economic terms that, in view of the Licensed Products that are the subject of the relevant sublicense, are comparable to the economic terms herein.

(b)
In the event that OFI desires to have the Licensed Products or components thereof manufactured by a third-party manufacturer, OFI shall notify BMC in writing of the name and address of such proposed manufacturer. BMC shall have the right to approve each such third-party manufacturer, which approval will not be unreasonably withheld.  If no approval is received by OFI from BMC within fourteen (14) days, then OFI will notify BMC in accordance with Section 10.2 of this Agreement and within seven (7) days thereafter shall consider the manufacturer approved if no objection from BMC is received.  OFI will execute co-pack agreements with third-party manufacturers except in cases when its manufacturing requirements are of a short-term or seasonal nature, in which cases OFI may use purchase orders.  In all instances of purchases from third-party manufacturers, OFI will require the third-party manufacturers to acknowledge in writing that BMC is the sole owner of the Trademarks, Trade Dress and Copyrights, that they are obligated to comply with the Boston Market Corporation Code of Conduct for Suppliers (“BMC Code of Conduct”) as set out in Exhibit D and as the same may be amended from time to time during the License Term of this Agreement, and that BMC, its Parent, and its Affiliates are third-party beneficiaries of such agreements solely in respect to such third-party manufacturer’s obligation to comply with the BMC Code of Conduct and BMC’s sole ownership of the Trademarks, Trade Dress and Copyrights, and the goodwill associated with the Trademarks and Trade Dress.  In all instances if this Agreement imposes an obligation on OFI as a manufacturer, OFI will accept accountability for the compliance with such obligation by a third-party manufacturer.  OFI shall forward to BMC two (2) fully executed originals of the third-party manufacturer’s agreement to comply with the BMC Code of Conduct.  Subject to its confidentiality obligations to the third-party manufacturer, OFI shall forward to BMC two (2) fully executed copies of the co-pack agreement.

(c)
As provided in Sections 5.1(e) and 5.4 (a) BMC shall have the right to conduct on-site inspections of all manufacturing facilities of all third-party manufacturers.  Except in the case of emergency, BMC shall notify OFI at least seventy-two (72) hours in advance of any on-site inspection of a third-party manufacturer and shall permit representatives of OFI to accompany BMC on any such inspection.  BMC may conduct an unannounced visit to a third-party manufacturer in case of emergency provided that BMC notifies OFI of such visit as promptly as practicable.

(d)	OFI agrees to comply with the BMC Code of Conduct.

2.5 Ownership of Developments.

(a)
BMC will provide OFI with such assistance, as OFI may reasonably request, in the development of new products within the Licensed Products Categories to be manufactured and distributed by OFI under the terms of this Agreement.

(b)
BMC recognizes and agrees that all formulations, processes, recipes, specifications and technology used in the Licensed Products that are developed by OFI are owned exclusively by OFI, and BMC shall not be entitled to use and/or claim any ownership rights therein unless otherwise mutually agreed in writing by the parties.  If BMC collaborates with OFI on a formulation that is utilized in the Licensed Products, BMC shall own the specifically identified material improvements it contributed.  OFI shall not be entitled to use (except that OFI shall be entitled to use such improvements in the manufacture of the Licensed Products under this Agreement) and/or claim any ownership rights to such specific improvements unless mutually agreed in writing by the parties.  To the extent such formulations, processes, recipes, specifications and technology are developed solely by BMC and utilized in producing the Licensed Products, such formulations, processes, recipes, specifications and technology shall be owned exclusively by BMC, and OFI shall not be entitled to use (except that OFI shall be entitled to use such formulations, processes, recipes, specifications and technology in the manufacture of the Licensed Products under this Agreement) and/or claim any ownership rights therein unless otherwise mutually agreed in writing by the parties.

                                  ARTICLE III

TERM OF AGREEMENT

3.1 Initial Term.  The Initial Term of this Agreement shall commence July 1, 2011, and extend through December 31, 2016, unless sooner terminated in accordance with the provisions hereof. Notwithstanding the start of the Initial Term on July 1, 2011, the parties acknowledge that they will be sharing recipes and other information pertinent to this Agreement prior to July 1, 2011, and each party represents and warrants to the other that such sharing of information prior to the commencement of the Initial Term will not violate any agreements or covenants to which that party is subject.

3.2 Renewal Terms.

(a)
This Agreement may be renewed by OFI for an additional period of sixty (60) months commencing January 1, 2017 (“Renewal Term 1”) (unless sooner terminated in accordance with the provisions hereof); provided, that:  (i) OFI has performed all of its material obligations under this Agreement and is not in material default of this Agreement on the last day of the Initial Term; (ii) OFI’s Net Sales during the Contract Year ending nearest to September 30, 2015 equals or exceeds the Renewal Threshold; and (iii) OFI gives BMC not less than twelve (12) months’ prior written notice of renewal.

(b)
This Agreement may be renewed by OFI for an additional period of sixty (60) months commencing January 1, 2022 (“Renewal Term 2”) (unless sooner terminated in accordance with the provisions hereof); provided that (i) OFI has performed all of its material obligations under this Agreement and is not in material default of this Agreement on the last day of Renewal Term 1; (ii) OFI’s Net Sales during the Contract Year ending nearest to September 30, 2020 equals or exceeds the Renewal Threshold; and (iii) OFI gives BMC not less than twelve (12) months’ prior written notice of renewal.

(c)
OFI acknowledges that a twelve (12) month period for notice is necessary in order to maintain the continuity of BMC’s licensing and marketing programs and the goodwill associated with the Trademarks.  OFI agrees that “time is of the essence” with respect to the giving of such notice and that OFI’s failure to provide timely notice to renew shall be construed as an irrevocable decision by OFI that it has elected not to renew.  A notice not to renew shall permit BMC to immediately replace OFI by executing new license agreements covering the Licensed Products and the Authorized Retailers with third parties, to commence at any time thereafter, provided that shipments under the new license agreement(s) shall not commence until expiration or termination of the License Term of this Agreement, whichever occurs first.

(d)
Notwithstanding the foregoing, if OFI fails to qualify for a right to renew this Agreement under Subsections (a) or (b) because its Net Sales during the Contract Year ending nearest to September 30, 2015 or the Contract Year ending nearest to September 30, 2020, are less than the applicable Renewal Threshold, BMC will give OFI good faith consideration for renewal of the Agreement as set forth in Subsection (a) and Subsection (b) if OFI notifies BMC of its desire to extend this Agreement on or before the applicable renewal deadline.

                                  ARTICLE IV

PAYMENTS AND REPORTS

4.1 Earned Royalty. In consideration of the license granted hereunder, OFI shall pay to BMC the Earned Royalty computed at the rate of four and one-half percent (4.5%) of Net Sales of all Licensed Products shipped during the License Term, including all Net Sales of Licensed Products by sublicensees of OFI.  The Earned Royalty payments shall be accounted for and paid to BMC based on such Net Sales in each Quarterly Period throughout the License Term and shall be paid to BMC, via wire transfer or ACH per the instructions on Exhibit E,  within thirty (30) days following the end of each Quarterly Period.

4.2 Guaranteed Minimum Royalties (GMR).

(a)	For each Contract Year during the Initial Term, there shall be no Guaranteed Minimum Royalty (“GMR”).

(b)	For each Contract Year throughout Renewal Term 1, OFI shall pay BMC total royalties that are not less than the GMR of Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00).

(c)	For each Contract Year throughout Renewal Term 2, OFI shall pay BMC total royalties that are not less than the GMR of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000.00).

(d)
In the event Earned Royalties during the last Contract Year of the Initial Term are less than eighty percent (80%) of the GMR that will be required during Renewal Term 1 pursuant to Subsection (b), then BMC will negotiate in good faith with OFI with respect to lowering the GMR for Renewal Term 1.  In the event Earned Royalties during the last Contract Year of Renewal Term 1 are less than eighty percent (80%) of the GMR that will be required during Renewal Term 2 pursuant to Subsection (c), then BMC will negotiate in good faith with OFI with respect to lowering the GMR for Renewal Term 2.

(e)
Within thirty (30) days of the end of each Contract Year throughout Renewal Term 1 and Renewal Term 2, OFI shall pay to BMC an amount equal to the difference between (i) the GMR owed to BMC for that Contract Year, and (ii) the sum of the Earned Royalty payments made to BMC for each Quarterly Period during that Contract Year based on Net Sales during each Quarterly Period.  Any payments made by OFI to BMC in excess of the GMR during any particular Contract Year shall not be applied to reduce either the GMR or the Earned Royalty due for any subsequent Contract Year.

4.3 Payment Requirements.

(a)
All payments under this Agreement shall be paid in US Dollars and shall be remitted by wire transfer or ACH pursuant to the instructions in Exhibit E to BMC, with copies to any other party as may be designated by BMC to OFI in writing.  All payments shall be based on Net Sales of the Licensed Products calculated using the amount invoiced to the customer as of the date of the final invoice.

(b)
If OFI fails to make any payment on the date such payment is due, then, without prejudice to any other rights or remedies that BMC may have against OFI, OFI shall pay interest on the deficiency of the amount due at a rate equal to the lesser of: (i) twelve percent (12%) per annum, or (ii) the highest rate allowed by applicable law.  Such interest shall accrue as of the day such deficiency in payment arose until the date such amount is paid in full.

4.4 Reports and Statements.

(a)
Within thirty (30) days following the close of each Quarterly Period throughout the License Term, and concurrently with the remittance of the payments required pursuant to this Agreement, OFI shall submit to BMC a written report (with copies to BMC’s designee, if any) (the “Quarterly Report” annexed hereto as Exhibit F, relating to and including a calculation of the Net Sales made by OFI during said Quarterly Period, which shall include a breakdown of gross sales, cash discounts, returns, promotional discounts and allowances, and all other deductions made in determining Net Sales and a statement as to the calculation of the payments made.  In connection with the end of a Contract Year, the OFI Quarterly Report will include a full year recap by the designated categories set forth above.  A responsible financial or accounting officer of OFI or the applicable OFI Affiliate must certify that such payment is calculated according to the terms of this Agreement and the accuracy of the information contained in each such Quarterly Report.  In addition, within sixty (60) days after the end of each Contract Year during the License Term, OFI shall cause to be delivered to BMC a Procedures Letter that is acceptable to BMC with respect to each of the Quarterly Periods during such Contract Year, indicating the dollar amounts set forth in the Quarterly Reports agree to OFI’s accounting records, and that is certified by OFI’s independent accountants who perform the regular annual review of its financial statements, and who must be acceptable to BMC (such approval not to be unreasonably withheld).  The fees and expenses of such independent accountants shall be borne by OFI.  If any payment due pursuant to this Agreement is received without a report, or with an incorrect or incomplete report, such payment may be accepted without prejudice to any of the rights and privileges hereunder.

(b)
In connection with the end of any given Contract Year, if BMC and OFI are unable to resolve any objections to the financial statement within six months of the receipt by BMC of the Final Quarterly Report, the dispute shall be referred to a mutually agreed to accounting firm (the “Selected Accountants”).  The Selected Accountants shall be retained on the basis that they shall act as arbitrators and not as auditors and, in such capacity, they will not be permitted to conduct an independent review or audit but will make their determination as to each of the items in dispute based solely on the positions taken by BMC and OFI.  The Selected Accountants will promptly make a determination as to each of the items in dispute based on the positions taken by OFI and BMC and not by independent review, which determination shall be final, binding and conclusive upon each of the parties hereto.  OFI and BMC shall cooperate with each other and with each other’s authorized representatives in order to resolve any and all matters in dispute under this Section as soon as practicable and in the event OFI owes BMC any additional Earned Royalty as a result of such determination, then OFI shall bear the fees and expenses of the Selected Accountants.  OFI shall make any further payments to BMC required in order to comply with the decision of the designated accounting firm by check or wire transfer of immediately payable funds within five (5) days after such decision is rendered.

                                  ARTICLE V

QUALITY CONTROL

5.1 Quality of Products and Materials; Product Approval and Manufacture; Consumer Complaints.

(a)
OFI acknowledges that the continued maintenance of the significance and the value of the Trademarks and Trade Dress and their associated goodwill, the continued maintenance of the high quality standards, and the merchandising and coordination of the Licensed Products associated with the Trademarks and Trade Dress are all essential elements of the license granted herein.  OFI hereby warrants and agrees that the Licensed Products and all advertising and promotional materials designed, manufactured, advertised, promoted, used, sold or distributed under this Agreement shall bear the Trademarks and/or Trade Dress faithfully produced and shall meet the high standards of quality, workmanship, material, design, size, color and style established by BMC. BMC shall provide OFI with a Style Guide (the current version of which is attached as Exhibit G) containing design and merchandising directions including, without limitation, design, color themes, and other specifications for the Trademarks utilized by OFI in connection with the Licensed Products.

(b)
OFI will not knowingly or negligently cause or authorize any of the Licensed Products not conforming to this Agreement to be sold or distributed, as doing so may adversely affect the goodwill in the Trademarks.

(c)	OFI agrees and represents that during the License Term of this Agreement:

(i)	Each Licensed Product will be reviewed by both parties and no Licensed Product will be sold by OFI unless each party is satisfied with the quality of such Licensed Product.

(ii)	Each Licensed Product will be substantially in compliance with its formula, processes, and specifications and manufacturing practices in accordance with the Quality System Requirements.

(iii)	It will, at its own expense, conduct periodic ingredient and process tests in order to insure that the Licensed Products substantially comply with all specifications.

(iv)
It will ensure that the Licensed Products and all packaging material used shall not, at the time of delivery by OFI, its sublicensees, or its third-party manufacturers be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended or, where applicable, the Meat and Poultry Product Inspection Acts (the “Acts”), or any other applicable laws, rules or regulations and no Licensed Product shall be such as to be prohibited from introduction into interstate commerce under such Acts or other applicable laws, rules and regulations.

(v)
Each Licensed Product will, whenever commercially feasible, contain the following phrase, “Manufactured under license from Boston Market Corporation” and include a statement regarding OFI’s pledge of quality for the Licensed Products.

(d)	OFI agrees to provide Licensed Product samples in accordance with the following terms and conditions and those set forth in Section 5.4 hereof:

(i)
From the date of this Agreement through June 30, 2012 (the “Approval Period”), OFI shall, at its sole expense, deliver to BMC twenty-four (24) representative samples of any products proposed to become Licensed Products, accompanied by specifications and all necessary analytical data, prior to the release of such products as Licensed Products to the market.  OFI shall not release any products for sale as Licensed Products during the Approval Period until it has received prior written approval from BMC.  BMC will review such proposed Licensed Products and provide its written approval or disapproval (which shall set forth detailed reasons for such disapproval) within fourteen (14) days of receipt of the samples or provide notice that BMC requires an additional fourteen (14) day period to evaluate such proposed Licensed Products (the “Fourteen Day Extension”).  If no disapproval is received by OFI from BMC within fourteen (14) days or when BMC has requested the Fourteen Day Extension, within twenty-eight (28) days, OFI will notify BMC in accordance with 10.2 of this Agreement and thereafter may begin production of such products within seven (7) days (the “Final Notice Period”).  If no disapproval from BMC is received before the end of the Final Notice Period, BMC will be deemed to have approved the proposed products as new Licensed Products.  During the License Term, BMC may recommend changes to Licensed Products on the basis of alignment with its brand positioning strategy, line composition or quality.  OFI shall not be obligated to follow or implement any BMC recommended change unless such change is material and necessary to maintain the goodwill of the Trademarks and/or Trade Dress, in which case, such changes shall be implemented in a reasonable and cost-effective manner as determined by OFI.

(ii)
OFI shall submit to BMC for approval all proposed new Licensed Products in new Product lines (e.g., appetizers or sandwiches).  Prior to submitting such new Licensed Products to BMC for approval, OFI shall conduct tests with consumer groups and assess market data to confirm that such new Licensed Products in new Product lines meet consumer acceptability thresholds comparable to those OFI utilizes in respect to its other products.  In making any determinations regarding a recommended BMC change to a proposed new Licensed Product, OFI may rely on, and will provide to BMC, the results of such tests and market data.  BMC will review such proposed new Licensed Products and provide its written approval or disapproval (which shall set forth detailed reasons for such disapproval) within fourteen (14) days of receipt of the samples or provide notice that BMC requires a Fourteen Day Extension to evaluate such proposed Licensed Products.  If no disapproval is received by OFI from BMC within fourteen (14) days or when BMC has requested the Fourteen Day Extension, in twenty-eight (28) days, OFI will notify BMC in accordance with 10.2 of this Agreement and thereafter may begin production of such products within the Final Notice Period.  If no disapproval from BMC is received before the end of the Final Notice Period, BMC will be deemed to have approved the proposed products as new Licensed Products.

(e)
As provided in the Quality System Requirements, OFI shall maintain its equipment, machinery and entire premises and that of its Affiliates in good operating condition and in a good state of cleanliness and sanitation.  It shall comply in all respects with all pure food, sanitary and public health laws and regulations applicable to its production and storage locations and shall require any contract packers to do the same.  Such requirements shall include, but not be limited to continuous on-site USDA inspections where applicable.  BMC or its designee shall, on not less than seventy-two (72) hours notice to OFI and during normal business hours, be allowed by OFI to inspect the equipment, machinery and premises used in the production and storage of Licensed Products.

(f)
OFI shall prepare and provide to BMC an annual business plan during each Contract Year (the “Business Plan”) throughout the License Term.  Each Business Plan shall cover any plans to develop and introduce new products, product concepts, growth opportunities, marketing concepts, and geographic expansion; OFI’s strategic advertising and marketing plans as they relate to the Licensed Products; OFI’s plans with respect to contemplated sublicense arrangements for the relevant year, as applicable; and OFI’s estimates of projected Net Sales amounts by product category and projected sublicense royalty fee income for the relevant year, as applicable.  The parties will discuss any issues relating to merchandising, promotional events or marketing activities of either party that may have a material adverse affect on the other and will endeavor, in good faith, to resolve any such issues.  In no case will OFI Advertising, merchandising, or promotional efforts and activities position the Licensed Products in direct competition with BMC restaurants (for example, but not limited to, using the phrases “original” or “restaurant quality” to position the Licensed Products as the same as is available in BMC restaurants, making either direct or implied cost or value or direct quality comparisons between the Licensed Products and products available in or through BMC restaurants, or positioning the Licensed Products as alternatives to products offered in or through BMC restaurants).  The parties will meet every six (6) months (or more frequently, if mutually agreed by the parties) to discuss the contents of the current Business Plan as well as OFI’s performance against such Plan.  BMC shall have the right to recommend changes to OFI’s Business Plan to the extent such changes are material and are necessary to maintain the goodwill of the Trademarks

(g)
Consumer Complaints.  OFI shall promptly address any consumer complaints it receives regarding the quality of any Licensed Product, and shall periodically report such complaints and OFI’s resolution of them to BMC.  OFI shall notify BMC immediately of any complaints it receives regarding the Licensed Products that involve or claim bodily injury, death or serious property damage.  BMC reserves the right to participate in the resolution of such complaints, but the exercise of such right does not provide for BMC to interfere with OFI’s handling of such complaints, nor does it relieve OFI of its indemnification or other obligations hereunder.

5.2 Approval of Materials.

(a)
OFI understands and agrees that each of the Materials must be approved in advance and in writing by BMC, which approval will not be unreasonably withheld.  OFI shall, at its own expense, submit to BMC for written approval, samples of each of the proposed Materials and BMC shall review such samples for proper trademark, trade dress and copyright usage, compliance with the Style Guide, and compliance with the requirements of this Section 5.2.  The Materials will not tarnish the Trademarks or Trade Dress.

(b)
Advertising conducted by OFI will complement the Boston Market brand equity and image, as defined by BMC.  Such Advertising shall be strategically consistent with BMC’s advertising related to products or restaurants bearing the Trademarks.  OFI will use reasonable efforts to comply with reasonable suggestions by BMC regarding Advertising and BMC will provide a reasonable timetable to implement suggestions.

(c)
To obtain the approval of BMC, OFI shall submit samples of the proposed Materials along with a completed Approval Form (annexed hereto as Exhibit H, which form may be modified by BMC in its reasonable discretion) together with all information reasonably required by BMC. If no comments are received by OFI from BMC within fourteen (14) days OFI will notify BMC in accordance with Section 10.2 of this Agreement and thereafter may begin production of such Materials within seven (7) days (the “Final Notice Period”).  If no comments from BMC are received before the end of the Final Notice Period, BMC will be deemed to have approved the Materials.  If BMC recommends changes within the fourteen-day period or the Final Notice Period, OFI shall not be obligated to follow or implement such changes unless they are material and are necessary to maintain the goodwill of the Trademarks, and BMC shall be deemed to have approved the Materials.

(d)	As to the below listed types of Materials and not in limitation of the foregoing or any other requirement of this Agreement, the following schedule of review shall be followed:

Type of Material Stage of Review

TV Advertising……………….“Final” Storyboards

Radio Advertising…………….“Final” scripts

(e)
If any Material is altered, expanded or modified in any substantive manner after BMC has reviewed it, such change must be resubmitted to BMC for its review and written approval in accordance with the procedures specified herein prior to implementation.  OFI shall not use any disapproved Materials or any aspect relating to the physical characteristics thereof, but may resubmit such Materials in altered form for BMC’s approval in accordance with the procedures specified herein.

(f)
Any approval granted by BMC shall be limited only to the specific time period stated in the Approval Form (which, subject to changes in accordance with Section 6.2 (c) shall not be for less than 18 months) and shall not extend beyond its permitted period of use.  Materials that have been approved may be repetitively used during such 18-month period provided that use is in substantially the same form.  No approval shall extend beyond the scope for which the approval is granted.

5.3 No Modifications.  No material modifications of an approved Licensed Product or Materials shall be made without the prior written consent of BMC, which consent will not be unreasonably withheld.  All Licensed Products being sold and all representations of the Materials must conform in all material respects to the approved samples

5.4 Maintenance of Quality and Production Samples.

(a)
OFI agrees to take such actions and to undertake such supervision and control as shall assure that the consistent quality and conformity of the Licensed Products and the Trademark usage on each Licensed Product is maintained through any subsequent production runs.  To ensure that each of the Licensed Products and the Materials are constantly maintained in conformance with the previously approved samples pursuant to Section 5.2 hereof, OFI shall within seven (7) days of receipt of any request from BMC, send or cause to be sent to BMC at OFI’s expense: a reasonable number of such actual samples requested by BMC of the Licensed Products and the Materials OFI is manufacturing, selling, distributing or otherwise utilizing, and a listing of each location where any of the Licensed Products and the Materials or either thereof  are created, designed, manufactured or stored.  In the case of Licensed Products produced by OFI, it shall provide a list of the components and suppliers of such components.  In the case of Licensed Products produced by third-party manufacturers, third-party manufacturers and sublicensees shall maintain current lists of components and the suppliers of such components.  BMC and/or BMC’s designee shall have the right upon seventy-two (72) hours notice, to enter upon and inspect, at all reasonable hours of the day, third-party or sublicensee manufacturing location(s) (provided that BMC or its representatives entering non-OFI locations are accompanied by OFI personnel) and to take, (without payment), such samples of any of the Licensed Products and the Materials as BMC reasonably requires for the purposes of such inspection.  If at any time, BMC has reason to believe that the quality of any Licensed Product or the condition of ingredients or packaging materials to be used in connection therewith might be other than in compliance with any applicable rule, law or regulation, BMC shall notify OFI in writing.  OFI shall respond to such inquiry in writing within five (5) days.

(b)
If, as a result of the inspection provided for in Section 5.4(a) above, or if BMC otherwise becomes aware that Licensed Products or Materials or any of them do not conform in the reasonable opinion of BMC to the previously approved samples, BMC shall so notify OFI, in writing, specifying in what respect such Licensed Product(s) or Material(s) is or are unacceptable, and providing OFI with three (3) business days to resolve the non-conformance or otherwise handle the non-conforming Licensed Products.  Any of the Licensed Products and the Materials that are not approved by BMC or that do not materially conform to previously approved samples, or that violate any law, shall not be sold or distributed by OFI.  All such Licensed Products and Materials shall be destroyed by OFI at OFI’s sole cost and expense and a representative of BMC may attend the destruction of such Licensed Products.  OFI shall document the destruction through photographic and/or video footage, and OFI shall provide BMC with an appropriate certificate of destruction attesting to the destruction signed by an officer of OFI.  OFI shall not recommence manufacture, sale, and distribution of any such Licensed Product(s) and Material(s) until such Licensed Product(s) and Material(s) conform in all material respects to previously approved samples.

(c)
Where such non-conformance raises public health and safety issues, OFI shall, immediately upon receipt of such notice commence an investigation in accordance with its Crisis Management Program set forth in Exhibit I and implement appropriate procedures, which may include by way of example suspending all manufacture, sale and distribution of such Licensed Product(s) and Material(s); notifying regulatory authorities and withdrawing the Licensed Product(s) and Material(s) from the market.  OFI shall implement any such procedures expeditiously and shall advise BMC as soon as it has a preliminary finding.  If BMC disagrees with a decision by OFI not to suspend manufacture of a Licensed Product or not to withdraw or recall a Licensed Product, BMC shall invoke the Dispute Resolution Procedure attached as Exhibit J.  OFI may continue to manufacture and sell the Licensed Products in question during the negotiations described in Exhibit J.

(d)
All discussions connected with any such disagreement shall be conducted in strict confidence and without prejudice to the rights of the parties in any future legal proceedings. No party may commence other legal proceedings until the time periods for negotiations set forth in Section 5.4(c) and Exhibit J have expired.  OFI may continue to manufacture and sell the Licensed Product in question during the negotiations described in Section 5.4(c) and Exhibit J.

5.5 General Provisions.

(a)
In its performance in connection with this Agreement and in all operations and activities in connection with sublicensees and third-party manufacturers, OFI shall, and shall require its sublicensees and third-party manufacturers to, comply with all applicable federal, state and local laws, rules and regulations and shall timely obtain any and all permits, certificates and licenses necessary for the full and proper conduct of all phases of the business to be conducted by it hereunder.

(b)
OFI shall, and shall require its sublicensees and third-party manufacturers to, conduct affairs in a manner that will maintain the goodwill BMC has established in the business community and with consumers regarding the Trademarks.

(c)
If any approvals, permits, licenses, registrations (related to the business to be conducted hereunder and not to be interpreted to involve trademark registrations) or the like are required to be obtained or maintained or governmental fees paid relative to any facet of the business contemplated by this Agreement, BMC shall have no responsibility and shall bear no expense in connection with the same and all requirements in connection therewith shall be accomplished in an appropriate business-like and timely manner by OFI.  Upon reasonable written request by BMC, OFI shall provide evidence of its compliance with such requirements.

(d)
OFI shall maintain a separate file available for review and copying by the representatives of BMC containing written communications from regulatory agencies of all levels and complaints from customers relating to the Licensed Products.

(e)
In the event that OFI becomes subject to any voluntary or involuntary order of any governmental agency involving the recall of any Licensed Products because of safety, health or other hazards to the public all such products shall be immediately withdrawn from the market by OFI at OFI’s sole cost and expense.

                                    ARTICLE VI

USE OF TRADEMARK, COPYRIGHT AND OTHER RIGHTS

6.1 Ownership Rights.

(a)
All rights in and arising from the Trademarks and Trade Dress other than the license to use rights specifically granted herein, are reserved to BMC.  Any such rights that may arise in connection with OFI’s use of the Trademarks and Trade Dress shall be the property of BMC; provided, however, that OFI shall have the right, to the extent necessary in exercising its rights hereunder, to the use of such rights during the License Term only in the Territory and only in connection with the Licensed Products.  All uses of the Trademarks and Trade Dress by OFI and any rights that may arise therefrom shall inure to the sole and exclusive benefit of BMC.  OFI agrees and acknowledges that all Trademarks and Trade Dress utilized in conjunction with the Licensed Products and/or Materials, whether or not created by OFI or any third-party during the License Term, are and shall remain the property of BMC, notwithstanding the expiration or termination of this Agreement and BMC shall have the unrestricted right to utilize the Trademarks and Trade Dress in any manner that it deems appropriate subject to this Agreement.  In furtherance of the provisions set forth herein, OFI hereby assigns and transfers to BMC all of its right, title and interest, including, without limitation, ownership of all rights under any Trademarks associated in any way with the Licensed Products and Materials, and any copyright in the Materials (the “Copyrights”) produced or created hereafter by or for OFI which may bear or contain any of the Trademarks.  The effective date of such transfer and assignment shall be the date on which such Copyrights were created.  To the extent that rights in any of such Copyrights produced for OFI may be in third persons, OFI will obtain and deliver to BMC assignments of said rights, including without limitation moral rights (to the extent applicable), from said third persons to BMC  effective as of the date of creation in order that such rights will fully vest in BMC.  OFI retains the exclusive right to use any such Copyrights in relation to the Licensed Products during the License Term of this Agreement.

(b)
Whenever requested by BMC, whether during the License Term or thereafter, OFI shall execute such documents as BMC may deem necessary or appropriate to confirm BMC’s ownership of all such  Trademarks, Trade Dress and Copyrights, to maintain the validity of the Trademarks, Trade Dress or Copyrights, or to obtain or maintain registrations thereof.

(c)	OFI shall own all property rights in the Materials except for the Trademarks, Trade Dress, and Copyrights.

6.2 Protection and Use of the Trademarks.

(a)
OFI hereby acknowledges each of the following: the great value of the goodwill associated with the Trademarks; the recognition and fame of the Trademarks in the Territory; that the proprietary rights therein and goodwill associated therewith are solely owned by and belong to BMC; that the Trademarks and other related words, devices, designs and symbols are inherently distinctive or have secondary meaning firmly associated in the mind of the general public in the Territory with BMC, its subsidiaries and affiliates and its or their activities; and that all additional goodwill associated with the Trademarks created through the use of such Trademarks by OFI shall inure to the sole benefit of BMC.

(b)	During and after the License Term,

(i)	OFI shall not:

(A)
attack, challenge or question the validity of, or assist any individual(s), entity or entities in attacking, challenging or questioning, the title or any rights of or claimed by BMC in and to the Trademarks;

(B)
directly or indirectly seek for itself, or assist any third-party or parties to use or acquire, any rights, proprietary or otherwise, in any  trademark, copyright or such other intellectual or intangible property confusingly similar to the Trademarks or Trade Dress or substantially similar to the Copyrights, without the prior written approval of BMC;

(C)
in any way seek to avoid OFI’s duties or obligations under this Agreement because of the assertion or allegation by any individuals, entity or entities that any or all of the Trademarks are invalid by reason of any contest concerning the rights of or claimed by BMC unless and to the extent of an order of a court or regulatory authority;

(D)	file or prosecute one or more trademark applications for the Trademarks anywhere in the world, unless first requested to do so in writing by BMC;

(E)
use or permit the use of any of the Trademarks in any corporate, trade, or partnership name, either alone or in conjunction with any other words in any style or manner without BMC’s prior written consent;

(F)	use the Trademarks in connection with, or juxtaposed to OFI’s name or name of any affiliated company without BMC’s prior written consent subject to Sections 9.4(a)(ii)(A) and 9.4(a)(i);

(G)
use any of the Trademarks in connection with or juxtaposed to any other trademark, trade name, or business name on any Licensed Products or Materials without BMC’s prior written consent subject to Sections 9.4(a)(ii)(A) and 9.4(a)(i); and

(H)
subject to the requirements of all laws, use its name or the name of any affiliated company or any other name, logo or trademark in any way on or in connection with any Licensed Products or advertising bearing the Trademarks without BMC’s prior written consent subject to Sections 9.4(a)(ii)(A) and 9.4(a)(i).

(ii)	OFI shall:

(A)	use the Trademarks as permitted under this Agreement in each jurisdiction strictly in accordance with the legal requirements in such jurisdiction; and

(B)	affix or imprint legibly on each of the Licensed Products and on or within all of the Materials such Trademarks, trademark notices, copyright notices and legends as BMC directs; and

(iii)	All provisions within Section 6.2(a)(i) and (ii) shall survive the expiration or termination, for any reason whatsoever, of this Agreement.

(c)
Upon written notice from BMC to OFI, BMC may change, in its sole discretion reasonably exercised, the approved form, color, and manner of use of the Trademarks, whether by revising the Style Guide or otherwise.  OFI must comply with said changes in a reasonable period of time as set forth in the plan referred to below, if and only if BMC adopts and adheres to such changes in its own use of the Trademarks and requires all other licensees of any Trademarks to which the proposed changes relate to adopt and adhere to such changes.  Within thirty (30) days after receipt of the notice, OFI shall provide a detailed plan to convert packaging and materials to reflect the changes, including a timetable for label design and label production and the time required to build inventory of products with the new label designs and to deplete inventory of the prior design in an orderly and cost efficient manner.  Notwithstanding the foregoing, OFI shall not have an obligation to incur costs in excess of those normally associated with a label conversion conducted in the ordinary course of business for a line of products of this nature and approximate size owned by OFI.

6.3 Cessation Of Rights.  Subject only to OFI’s rights to sell-off its then existing inventory of Licensed Products in accordance with the provisions of Section 9.5, upon expiration or termination of this Agreement for any reason whatsoever, all rights and approvals herein granted to OFI shall cease and all rights shall automatically revert to BMC.  Except as may be permitted in Section 9.5, OFI shall then immediately discontinue any and all uses of the Trademarks and Trade Dress, and shall not thereafter use any of the Trademarks or any marks which are confusingly similar to the Trademarks, nor shall OFI use any trade dress which is confusingly similar to the Trade Dress.

6.4 Registration of Agreement.  Where required by law, OFI shall register, record or file this Agreement or a short memorandum of agreement if permitted with the applicable governmental authority, and shall be responsible for all costs, fees and expenses associated thereto.  To the extent that any registration, recording or filing must be renewed during the License Term, OFI shall also be responsible for such renewal and all costs associated thereto.

6.5 BMC Obligation to Register the Trademarks.

(a)	Preservation of the Trademarks.

(i)
BMC represents and warrants that it or its Affiliates shall, at its own expense, take whatever actions may be required by the applicable statutes or regulations to maintain its federal registrations for the Trademarks in the Territory.  Where such registrations are for classes of products or services covered by this Agreement, OFI shall cooperate with BMC in the maintenance of such registrations and, at its expense, provide samples and other evidence of use to the extent such samples or evidence must be provided to the pertinent registering authority.

(ii)
BMC represents and warrants that it or its Affiliates shall, at its own expense, take whatever actions may be required by the applicable statutes or regulations to conduct a reasonable pre-filing trademark search and apply to federally register any new Trademarks or Trade Dress agreed upon by OFI and BMC for use in connection with the Licensed Products in the Territory.  OFI shall cooperate with BMC in the prosecution of such applications and, at its expense, provide samples and other evidence of use to the extent such samples or evidence must be provided to the pertinent registering authority.

(iii)
BMC represents and warrants that it or its Affiliates shall, at its own expense, take whatever actions may be required by the applicable statutes or regulations to apply to federally register the Copyrights, as OFI and BMC deem necessary.  Notwithstanding the foregoing, in the event that litigation involving the Copyrights arises or becomes imminent, then BMC shall apply to federally register the subject Copyright with the U.S. Copyright Office on an expedited basis.  OFI shall cooperate with BMC in the prosecution of such application(s) and, at its expense, provide samples and other evidence of use to the extent such samples or evidence must be provided to the U.S. Copyright Office.

(iv)
BMC reserves the right to independently enforce its rights to, under or in any way involving the Trademarks, Trade Dress and Copyrights with reference to the sublicensees, contract packers and all other parties.

(v)
In the event that BMC fails to take reasonable steps necessary or appropriate to maintain or preserve its registration for any of the Trademarks, Trade Dress or Copyrights, then OFI shall have the right but not the obligation to take such steps in the name of BMC and its designees at OFI’s own cost and expense.

(vi)
OFI shall reasonably cooperate with BMC in protecting and defending the Trademarks, Trade Dress or Copyrights in a manner consistent with the terms and conditions of this Agreement, at BMC’s expense, except as otherwise provided above.

(b)
Responses to Third-party Activity.  Each party shall promptly advise the other in writing of any federal, state, local or foreign regulatory activity in the Territory with respect to any Trademarks, Trade Dress, Materials, Licensed Products or other items of packaging, including, but not limited to, the labeling thereof, or particulars relating to the production of any of the same.  In such case, the parties shall immediately consult respecting actions to be taken in connection therewith and each will furnish to the other such cooperation and information and advice as may be reasonably available to it and which may be of assistance to the other in such regard.

                                    ARTICLE VII

OFI’S BOOKS AND RECORDS

7.1 Proper Books and Records.

(a)	OFI shall maintain appropriate books of account and records to accurately calculate Net Sales pursuant to this Agreement.

(b)
The Licensed Products shall be assigned SKU numbers unique from any other products offered for sale by OFI.  The SKU number assigned to each Licensed Product shall be identical to the SKU number utilized to identify that Licensed Product in all OFI’s books and records.  Nothing in this Agreement shall be deemed or construed to give BMC any right, title, or interest in the SKU numbers or the Uniform Product Codes (“UPC”) associated with the Licensed Products.  OFI shall own all right, title and interest in the SKU numbers and UPC associated with the Licensed Product.

(c)	All such books of account and records relevant to this Agreement shall be kept available by OFI for no less than three (3) years after each Contract Year during the License Term.

7.2 Right To Examine OFI’s Books and Records.

(a)
During the License Term and for three (3) years thereafter, BMC (and/or its appointed designee) shall have the right, at its own expense, on reasonable written notice to OFI of at least three (3) business days, and during regular business hours, to examine, photocopy, and make extracts from such books of account relating to the business of OFI under this Agreement and the business of any company affiliated with OFI under this Agreement (including all subsidiaries, parent companies and other Affiliates) which shall be maintained and kept by OFI in accordance with Section 7.1.

                                      ARTICLE VIII

COVENANTS, REPRESENTATIONS, INSURANCE, INDEMNIFICATION, CONFIDENTIALITY AND SECURITY

8.1 OFI’s Representations, Warranties and Covenants.  In addition to and without limiting any of OFI’s other representations set forth throughout this Agreement, in any way, OFI hereby represents, warrants and covenants as follows:

(a)
OFI currently has and will continue to have throughout the License Term and Sell-Off Period, the full right, power and authority to enter into this Agreement and to assume and perform all of its duties and obligations hereunder.  OFI currently is not a party to, and OFI shall not enter into during the License Term and the Sell-Off Period, any contract, agreement or understanding with any individual, entity or entities which would in any way restrict, hinder or prevent OFI from the performance of its duties under this Agreement.  This Agreement has been duly and validly executed by OFI and constitutes a valid and binding agreement of OFI, enforceable against OFI in accordance with its terms;

(b)
Neither the execution and delivery of this Agreement nor the performance of OFI’s obligations hereunder will (i) violate any provision of the certificate of incorporation or by-laws (or other governmental instrument) of OFI, (ii) violate, be in conflict with, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which OFI is party or (iii) violate in any material respect any rule of any court or other governmental body applicable to OFI.

(c)
OFI is duly organized, validly existing and in good standing under the laws of the state of its incorporation or creation and has all requisite power to own, lease and operate its properties and to carry on its business as now being contemplated by this Agreement.  OFI is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it or to be conducted by it pursuant to this Agreement makes such qualification necessary.

(d)
There has not been filed any petition or application, or any proceedings commenced by or against OFI, or with respect to any assets of OFI, under the Bankruptcy laws of any state or country or any other law, domestic or foreign relating to bankruptcy, reorganization, compromise, arrangement, insolvency, or readjustment of debt or creditors’ rights, and OFI has not made any general assignment for the benefit of creditors, nor has a receiver been appointed.

8.2 BMC’s Representations, Warranties and Covenants.

(a)
BMC warrants and represents to OFI that the Trademarks, Trade Dress and Copyrights are owned by BMC free and clear of any encumbrances of any kind whatsoever, other than encumbrances arising as a result of any financing agreement entered into between BMC, its Affiliates, and its and their lending institutions; that the use of the Trademarks, Trade Dress and Copyrights in the Territory as authorized by this Agreement does not and will not constitute infringement or unfair competition; and that the use of the Trademarks, Trade Dress and Copyrights by OFI in accordance with this Agreement will not constitute a breach of any rights or obligations of BMC or a breach of any agreements with third parties.

(b)
BMC shall comply with all applicable federal, state, local and foreign laws, rules and regulations and shall obtain any and all permits, certificates and licenses materials to and necessary for the full and proper conduct of its business, in a timely manner.

(c)
With respect to BMC Businesses that BMC continues to operate, BMC shall conduct its affairs in a manner that will maintain or enhance the goodwill that BMC has established in the business community and with its customers and consumers regarding the Trademarks and Trade Dress.

(d)
Subject to the operation of BMC’s record retention policy, BMC shall make available to OFI for inspection and copying, at BMC’s offices, during normal business hours and on reasonable notice, copies of its files pertaining to the Trademarks, Trade Dress and Copyrights licensed herein.  Notwithstanding the foregoing, BMC shall not be obligated to make available any files or materials which are subject to attorney-client privilege.

(e)	BMC has full power and authority to enter into this Agreement.

(f)
Neither the execution and delivery of this Agreement nor the performance of BMC’s obligations hereunder will (i) violate any provision of the certificate of incorporation or by-laws (or other governmental instrument) of BMC, (ii) violate, be in conflict with, or constitute a default (or an event which with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which BMC is party or (iii) violate in any material respect any rule of any court or other governmental body applicable to BMC.

(g)
BMC is duly organized, validly existing and in good standing under the laws of the state of its incorporation or creation and has all requisite power to own, lease and operate its properties and to carry on its business as now being contemplated by this Agreement.  BMC is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it or to be conducted by it pursuant to this Agreement makes such qualification necessary.

(h)
There has not been filed any petition or application, or any proceedings commenced by or against BMC, or with respect to any assets of BMC, under the Bankruptcy laws of any state or country or any other law, domestic or foreign relating to bankruptcy, reorganization, compromise, arrangement, insolvency, or readjustment of debt or creditors’ rights, and BMC has not made any general assignment for the benefit of creditors, nor has a receiver been appointed.

8.3 Obligations Concerning Confidentiality and Nonuse.

(a)
Any information that a party (the “receiving party”) receives from the other party (the “disclosing party”) as a result of this Agreement that is proprietary or confidential to the disclosing party shall, except as specified in (b) below, be considered “Confidential Information” under this Agreement.  Except as this Agreement may otherwise provide, no receiving party shall use or permit the use of any such Confidential Information, except in the manufacture, use and sale of the Licensed Products pursuant to the terms and conditions of this Agreement, or reveal any such material to a third-party (one not a party to this Agreement) other than to its officers, directors, employees, advisors and consultants.

(b)
Any such Confidential Information received by BMC or OFI from the other as a result of this Agreement shall not be considered confidential, and neither shall be limited in disclosing or using the same, if and to the extent that:

(i)
The information, as shown by competent evidence, was already independently known (i.e., derived rightfully from a source other than the disclosing party or independently developed by the receiving party) to the receiving party at the time of its receipt from the other and not subject to any other obligation to maintain confidentiality or non-use in favor of the disclosing party;

(ii)	The information is, or becomes through no fault of the receiving party, in the public domain; or

(iii)	The information becomes disclosed to a receiving party from any third-party not under any binding obligation to the disclosing party not to disclose.

(c)	In order to preserve and protect all Confidential Information disclosed to or learned by either party during the License Term of this Agreement, the receiving party:

(i)	shall disclose such Confidential Information only to its employees, agents, advisors and consultants and not to anyone else;

(ii)
shall restrict disclosure of any such Confidential Information to the foregoing to only those employees or agents who have “a need to know” such information and are directly connected with the performance of work requiring knowledge thereof and such party shall disclose only as much Confidential Information to those employees or agents as is required to enable those employees or agents to carry out their assigned duties; and

(iii)	shall advise the foregoing of the confidential nature of such Confidential Information and the requirements of non-disclosure in connection therewith.

(d)
Nothing in this Agreement shall limit or affect OFI’s rights of use, including, but not limited to, disclosure, of any Confidential Information that was in the possession of OFI rightfully as to BMC before the execution of this Agreement, or that OFI develops hereafter without resort to, and completely independent of, any Confidential Information of BMC.

(e)
Nothing in this Agreement shall limit or affect BMC’s rights of use, including, but not limited to, disclosure, of any Confidential Information that was in the possession of BCI rightfully as to OFI before the execution of this Agreement, or that BMC develops hereafter without resort to, and completely independent of, any Confidential Information of OFI.

(f)
Notwithstanding the foregoing, if either party or any of its representatives or agents who have received Confidential Information of another party receives a subpoena, interrogatory, or other request for Confidential Information or reasonably believes that it is legally required to disclose (including any applicable securities law disclosure requirements) any of the Confidential Information to a third-party, including a governmental or other regulatory body to whose jurisdiction such party or person reasonably believes it is subject (including the Securities and Exchange Commission), such party shall provide the other party with prompt written notice of any such request or requirement so that the party whose Confidential Information is to be disclosed may either seek, at its expense, a protective order or other appropriate remedy (the imposition of which such disclosing party agrees to approve and support) or waive compliance with the provisions of this Section.

(g)
OFI warrants and represents that it is aware of all applicable law relating to the confidentiality and security of personal information, and OFI shall comply, and shall cause all OFI Affiliates and OFI suppliers to comply, with all such applicable law.  OFI acknowledges and agrees that to the extent that OFI receives or collects personal information about BMC suppliers, customers, or franchisees, as it relates to the Licensed Products, it shall not use or transfer any such personal information without prior written instructions from BMC.

(h)
Upon expiration or termination of this Agreement for any reason, each party shall forthwith return to the other any such Confidential Information or at the request of the disclosing party, destroy such information.

8.4 Insurance Requirement.

(a)
Simultaneously with the execution of this Agreement, OFI shall promptly obtain and maintain in full force and effect at all times during the License Term and for at least two (2) years thereafter, at its own cost and expense, commercial general liability insurance for the Licensed Products, including coverage for false advertising and product liability claims satisfactory to BMC, in the amount of Twenty Million Dollars ($20,000,000.00) of primary and umbrella coverage per occurrence from one or more insurance companies, each with a Best’s rating of “A” or better, and qualified to transact business in the Territory.  Such product liability insurance shall be in form and substance acceptable to BMC and shall cover any claims, demands, causes of action and damages, including reasonable attorneys’ fees arising from any alleged defects in the Licensed Products.

(b)	All of said insurance shall:

(i)	provide for coverage resulting from claims reported after the policy period;

(ii)	name BMC Indemnified Parties as additional insureds;

(iii)	provide for at least thirty (30) days prior written notice to BMC of any cancellation, modification, surrender, or any other action that would affect BMC’s status or benefits thereunder; and,

(iv)	include coverage for claims brought in the Territory.

(c)
OFI shall promptly furnish or cause to be furnished to BMC evidence, in form and substance satisfactory to BMC, of the maintenance and renewal of the insurance required herein, including, but not limited to, copies of policies with applicable riders and endorsements, Certificates of Insurance, and Continuing Certificates of Insurance.

(d)
Notwithstanding the foregoing, OFI may self-insure all or part of the insurance coverages that this Section 8.4 requires so long as OFI holds an investment grade credit rating (defined as at least BBB- in the case of Standard & Poor’s or Baa3 from Moody’s) from at least one of the nationally-recognized credit rating agencies.

8.5 Indemnification and Exculpatory Clause.

(a)	OFI shall indemnify BMC as follows:

(i)
“BMC Indemnified Parties” means BMC, its Parent, their successors and assigns; franchisees, subsidiaries, affiliates, and the directors, officers, employees and advertising agents of each and all of the above.  BMC Indemnified Parties are third-party beneficiaries under this Section 8.5(a).

(ii)
Except in the event of gross negligence or willful misconduct by a BMC Indemnified Party, OFI will at all times indemnify and hold harmless BMC Indemnified Parties from all Losses (as defined in 8.5(b) below) incurred in connection with any action, suit, proceeding, claim, demand, investigation or inquiry (formal or informal), or any settlement thereof (whether or not a formal proceeding or action has been instituted), which arises out of or is based upon any of the following acts or circumstances, and regardless of whether BMC has reviewed or approved any Licensed Product:

(A)	Defects or alleged defects in the Licensed Products including, without limitation, latent defects;

(B)
The infringement, alleged infringement, or any other violation or alleged violation of any third-party patent, right of privacy, right of publicity, or trade secret or rights or other proprietary rights owned or controlled by third parties, excluding trademark, trade dress and copyright infringement claims solely related to the Trademarks, by reason of the manufacture, importation, use, advertising, offer for sale, sale or distribution of the Licensed Products except as provided in (c) below;

(C)	The violation or asserted violation of any federal, state or local law, regulation, ruling, standard or directive with respect to the Licensed Products or to activities related thereto;

(D)	OFI’s actual or alleged violation or breach of any warranty, representation, agreement or obligation hereunder;

(E)	Libel, slander or other form of defamation as it may relate to this Agreement or OFI’s relationship with BMC or its Affiliates pursuant to this Agreement;

(F)	Any gross negligence or willful misconduct of OFI; or

(G)	Sickness, illness, disability or death caused or allegedly caused by the Licensed Products; or

(H)	Any product and nutritional claims relating to the Licensed Products which are inaccurate, misleading or deceptive or not in compliance with applicable laws, rules, or regulations.

(iii)
BMC shall give OFI prompt written notice of any such action, suit, proceeding, claim, demand, inquiry or investigation or settlement thereof.  OFI shall undertake the defense or settlement of any such action, suit, proceeding, claim, demand, inquiry or investigation.  BMC may at its option and expense participate in any such defense.  Such participation shall not in any manner or form diminish OFI’s obligation to indemnify BMC Indemnified Parties and to hold them harmless.  BMC will cooperate with OFI in defending any such action and OFI will consult with BMC in respect to the handling of any such actions including settlement proposals.

(iv)
All Losses incurred under this section will be chargeable to and paid by OFI pursuant to its obligations of indemnity herein, regardless of any actions, activity or defense undertaken by Indemnified Parties or OFI or the subsequent success or failure of such actions, activity or defense.

(v)
BMC assumes no liability whatsoever, for the acts or omissions of any of those with whom OFI may contract or engage for the manufacture, distribution or sale of Licensed Products.  Except in the event of gross negligence or willful misconduct by a BMC Indemnified Party, OFI shall indemnify and hold BMC Indemnified Parties harmless from all Losses that BMC Indemnified Parties may suffer, arising out of any acts or omissions of these third parties.

(b)
As used in this Section 8.5 herein the word “Losses” includes, without limitation, all losses, damages, charges, costs, expenses, settlement amounts or judgments and court costs and attorneys’ fees incurred in defense of third-party claims;  but excluding consequential damages in respect to any of the above and court costs and attorneys’ fees incurred in relation to claims or actions by one party to this Agreement against the other provided, however, in relation to court proceedings or actions by one party against another, Losses shall include attorneys’ fees and court costs of the prevailing party.

(c)	BMC shall indemnify OFI as follows:

(i)
“OFI Indemnified Parties” means OFI, its Parent their successors and assigns; franchisees, subsidiaries, affiliates, and the directors, officers, employees and advertising agents of each and all of the above.  OFI Indemnified Parties are third-party beneficiaries under this Section 8.5(c).

(ii)
Except in the event of the gross negligence or willful misconduct of OFI Indemnified Parties, BMC will throughout the License Term of this Agreement indemnify and hold OFI Indemnified Parties harmless from all Losses from actions, suits, proceedings, claims, demands, investigations or inquiries (formal or informal) or any settlement thereof (whether or not a formal proceeding or action has been instituted), in any way arising out of BMC’s breach of any warranty, representation, obligation or term of this Agreement, OFI Indemnified Parties’ use of the Trademarks, Trade Dress or Copyrights as authorized by this Agreement, or BMC’s gross negligence or willful misconduct, or libel, slander or other form of defamation as it may relate to this Agreement or BMC’s relationship with OFI or its Affiliates pursuant to this Agreement.

(iii)
OFI shall give BMC prompt, written notice of any such action, suit, proceeding, claim, demand, inquiry or investigation.  In respect to third-party claims, BMC shall undertake the defense or settlement of any such action, suit, proceeding, claim, demand, inquiry, or investigation.  OFI may, at its option and expense, participate in any such defense.  Such participation shall not in any manner or form diminish BMC’s obligation to indemnify OFI and its Affiliates to hold them harmless.  OFI will cooperate with BMC in defending any such action and BMC will consult with OFI in respect to the handling of any such actions including settlement proposals.

8.6 Third-party Infringement.

(a)
BMC shall have responsibility for taking any action which it deems appropriate relative to the Trademarks, Trade Dress, Copyrights, and other intellectual property or proprietary rights which it owns, including responding to the actual, apparent, threatened or arguable infringement or improper or unauthorized use (to include a use which could create consumer confusion) or exploitation of the Trademarks, Trade Dress, Copyrights, or other intellectual property or proprietary rights related to the Licensed Products.

(b)
In the event OFI learns of any use of the Trademarks, Copyrights or Trade Dress or confusingly similar trademarks or trade dress or substantially similar works, by any third-party that OFI has reason to believe constitutes an infringement of the Trademarks, Trade Dress or Copyrights, OFI shall promptly notify BMC in writing of such use and all the known details thereof.  OFI shall not, without BMC’s written consent, bring or cause to be brought any actual or threatened criminal prosecution, lawsuit or administrative action for infringement, interference with or violation of any rights to the Trademarks, Trade Dress or Copyrights.  BMC shall take whatever action it deems appropriate in its sole discretion, with respect to said infringement and, except as provided below, shall be entitled to all damages or settlements resulting from injury to the Trademarks, Trade Dress or Copyrights.  Notwithstanding the above, OFI shall have the right to join any such actions against third parties at OFI’s cost and to recover for damages to its business (including by way of example lost sales or lost profits) from infringements or unfair competition, it being understood that, to the extent that OFI recovers damages for lost sales, it shall make an appropriate accounting to BMC for Earned Royalties.  In such case, BMC shall add OFI as a co-complainant and, in any other case, OFI agrees to be named as a co-complainant in any such action at no cost to OFI.  The parties shall cooperate in respect to any such actions.  Notwithstanding the above, if BMC decides not to take action in respect of infringement of Trademark, Trade Dress or Copyrights, OFI shall have the right to take such action in its own name and BMC will cooperate and provide assistance in any such actions.  In such case, if OFI prevails against the third-party, then OFI shall be entitled to retain any award of damages, subject to its obligations to make an appropriate accounting to BMC for Earned Royalties in connection with damages awarded as lost sales of OFI.

8.7 Assignment.

(a)
OFI acknowledges and understands that, in entering into this Agreement, BMC is relying entirely upon the skills, reputation and personnel of OFI, including its officers, directors and managers.  OFI acknowledges that this Agreement and the rights granted herein are personal to OFI and, without the prior written consent of BMC, may not be assigned, sublicensed, pledged, encumbered or otherwise transferred or affected, nor may any of OFI’s duties be delegated, except to a sublicensee or third-party manufacturer as this Agreement provides.

(b)
Notwithstanding the above and subject to BMC’s right to terminate set forth in Section 9.3(a), OFI may assign or transfer the Agreement to any Affiliate or Parent of OFI directly or by operation of law; or, except to the extent that such assignment or transfer directly or by operation of law is to a Competitor of BMC, to any other person or entity as part of a merger or consolidation involving OFI or any Parent of OFI; or any sale or transfer of voting shares that transfer to such person or entity Control of OFI or its Parent; or the transfer or sale of substantially all of OFI’s assets.  Any attempted assignment, transfer or encumbrance not in accordance with this Section 8.7(b) shall be void and shall constitute an incurable breach of this Agreement, entitling, but not obligating BMC to terminate this Agreement in accordance with the provisions of Section 9.3.

(c)
OFI acknowledges that (i) BMC reserves the right to freely assign this Agreement to any transferee of the Trademarks and said rights and obligations shall inure to the benefit of and be binding upon its successors and assignees, (ii) except as set forth in Section 9.4(a)(ii), a change in control of BMC or its Parent shall not affect OFI’s obligations under this Agreement, and (iii) nothing set forth in this Agreement shall require BMC to seek OFI’s consent prior to any change in control of BMC or its Parent.

(d)	The rights of assignment provided above shall not be in derogation of the parties’ respective rights of termination as provided in Sections 9.3(a)(ii) and 9.4(a)(ii).

                                   ARTICLE IX

EXPIRATION, TERMINATION, AND CONSEQUENCES OF TERMINATION

9.1 Cessation of Agreement.  Subject to the continuing obligations arising from a breach hereof and those terms that survive cessation of this Agreement, this Agreement and all rights relevant thereto shall cease upon the earlier of termination, for whatever reason, or expiration and revert to BMC who shall be free subject to the Sell-Off Period set forth in Section 9.5(a), to use and to license others to use the Trademarks in connection with the Licensed Products within the Territory.

9.2 Expiration of the Agreement. This Agreement shall expire at the end of the Initial Term, Renewal Term 1, or Renewal Term 2, as applicable.

9.3 BMC Termination Procedure.

(a)	BMC shall have the right, at its option, to terminate this Agreement as follows:

(i)
in the event OFI commits a material breach of any of the terms and/or conditions or any of the representations and warranties contained in this Agreement, and fails to substantially remedy same or take substantial steps to remedy same within thirty (30) days from the date of receipt by OFI of written notice of such default; provided however that in the event that a default occurs with respect to any payment and/or the submission of any report due under the terms of this Agreement, OFI shall have five (5) days from receipt of notice of such default within which to remedy the same.  In such event, at any time after the end of such thirty (30) day period, or five (5) day period as may be applicable, BMC shall have the right to terminate this Agreement by giving notice of termination to OFI, such termination to be effective immediately upon receipt of the notice by OFI.  Notwithstanding any provision to the contrary, if OFI receives three (3) notices of a material and substantiated default over any eighteen (18) consecutive months period throughout the License Term, then any future material and substantiated default during such period may, at the sole option and in the sole discretion of BMC, be deemed incurable and the termination of the Agreement shall be effective immediately upon the date of receipt by OFI of the notice of termination.

(ii)
if Control of OFI or its Parent is transferred to (a) a Competitor of BMC, or if substantially all of the assets of OFI are acquired by a Competitor of BMC, or (b) a company or entity that offers and sells products that are competitive with the Boston Market Licensed Products or if, as a result of such transfer, the Boston Market Licensed Products constitute less than ten percent (10%) of the combined sales of such company or entity.  In any such event, OFI will provide BMC with adequate notice of such an acquisition subject to its confidentiality obligations and applicable law, to enable BMC to exercise its rights hereunder and without limiting the foregoing, OFI may provide BMC with advance notice of a potential acquisition by a third-party, and BMC will advise OFI within seven (7) days of receipt of OFI’s notice whether BMC considers such third party to be a Competitor of BMC (it being understood that nothing herein would preclude OFI from contending that any purchaser or potential purchaser is not a Competitor of BMC).  BMC, at its option, may give OFI notice of termination within sixty (60) days from the date on which it identifies the acquiring entity as a Competitor of BMC.  Termination shall be effective twelve (12) months from the date on which BMC gives OFI notice of termination.

(b)
Upon the occurrence of any of the following, written notice of which is hereby required to be given to BMC by OFI, BMC shall have the right to terminate this Agreement on written notice to OFI as of the earliest date on which any of the following events occur:

(i)
The filing of a petition by or against OFI under the United States Bankruptcy Act, as amended, or under the insolvency laws of any state, or in the event that OFI or a third-party commences a proceeding or files a petition of similar import under another applicable bankruptcy or insolvency law in which OFI is the subject of such action;

(ii)	If OFI makes an assignment for the benefit of any creditors;

(iii)	If OFI defaults on any obligation which is secured by a security interest in whole or in part in the Licensed Products or equipment relating to the manufacture thereof; or

(iv)	if a receiver is appointed for OFI for a substantial part of its business or assets.

(c)
BMC shall also have the right to terminate this Agreement in accordance with the provisions of Sections 9.3(a) and 9.3(b) in the event that due to any material changes in OFI’s financial position, OFI is not permitted or is unable to operate its Licensed Products business in the usual manner or is not permitted or is unable to provide BMC, within five (5) business days of BMC’s request, with assurances satisfactory to BMC that OFI will so operate its Licensed Products business and is financially able to fulfill the requirements of this Agreement; or (ii) if for any other reason, OFI is unable to pay its debts as such debts become due.

9.4 OFI Termination Procedure.

(a)	OFI shall have the right, at its option, to terminate this Agreement and to discontinue use of the Trademarks, Trade Dress and Copyrights as follows:

(i)
in the event BMC commits a material breach of any of the terms and/or conditions or any of the representations and warranties contained in this Agreement and fails to substantially remedy same or to take substantial steps to remedy same within thirty (30) days from the date of receipt by BMC of written notice of such default.  In such event, OFI may continue to use the Trademarks, pursuant to all terms and conditions of this Agreement, on all Licensed Products and Materials for a period extending until the earlier (“Discontinuation Date”) of:  the date that OFI discontinues use of the Trademarks on over seventy-five percent (75%) of the Licensed Products marketed on the date that notice of default is given, or eighteen (18) months after such notice is given, but will deemphasize the Trademarks over that period of time by the introduction or use of a secondary trademark which is not confusingly similar to and does not denigrate the Trademarks and which OFI intends to use to replace the Trademarks (the “Secondary Trademark”).  Termination shall be effective at the Discontinuation Date.

(ii)
if Control of BMC or its Parent is transferred to a Competitor of OFI or if the Trademarks, Trade Dress or Copyrights, or substantially all of the assets of BMC are acquired by a Competitor of OFI.  BMC will provide OFI with adequate notice of such an acquisition subject to its confidentiality obligations and applicable law, to enable OFI to exercise its rights hereunder, and without limiting the foregoing, BMC may provide OFI with advance notice of a potential acquisition by a third party, and OFI will advise BMC within seven (7) days of receipt of BMC’s notice whether OFI considers such third party to be a Competitor of OFI (it being understood that nothing herein would preclude BMC from contending that any purchaser or potential purchaser is not a Competitor of OFI).  OFI may, at its option, give BMC notice of termination within sixty (60) days from the date on which it identifies the acquiring entity as a Competitor of OFI.  In such event, OFI may continue to use the Trademarks, Trade Dress and Copyrights, pursuant to all terms and conditions of this Agreement, on all Licensed Products and Materials for a period extending until the Discontinuation Date, but will deemphasize the Trademarks over that period of time by the introduction or use of a Secondary Trademark.  Termination shall be effective at the Discontinuation Date.

(b)
Upon the occurrence of any of the following, written notice of which is hereby required to be given to OFI by BMC, OFI shall have the right, to terminate this Agreement on written notice to BMC as of the earliest date on which any of the following events occur:

(i)
the filing of a petition by or against BMC under the United States Bankruptcy Act, as amended, or under the insolvency laws of any state, or in the event that BMC or a third-party commences a proceeding or files a petition of similar import under another applicable bankruptcy or insolvency law in which BMC is the subject of such action;

(ii)	if BMC makes an assignment for the benefit of any creditors;

(iii)	if a receiver is appointed for BMC for a substantial part of its business or assets.

In such event, OFI may continue to use the Trademarks, Trade Dress and Copyrights pursuant to all terms and conditions of this Agreement, on all Licensed Products and Materials for a period extending until the Discontinuation Date, but will deemphasize the Trademarks over that period of time by the introduction or use of a Secondary Trademark.  Termination shall be effective at the Discontinuation Date.

9.5 Continued Sales After Expiration or Termination.

(a)
Subject to the Sell-Off Period set forth in (b) below or the Discontinuation Date set forth above, OFI acknowledges that any use of the Trademarks after the expiration of this Agreement or after the date that termination is effective shall constitute an infringement of the Trademarks without prejudice to any other right of BMC, including the right to damages and/or equitable relief.  OFI acknowledges that BMC shall be entitled to the granting of preliminary and permanent injunctive relief, without the necessity of posting a bond, to restrain OFI from further using the Trademarks upon the termination of this Agreement without limiting BMC’s rights to other relief, including, without limitation, the right to damages.

(b)
Subject to the terms and conditions set forth herein, upon termination of this Agreement pursuant to Sections 9.3, OFI shall have a reasonable time on a non-exclusive basis, not to exceed three (3) months from the effective date of termination in which to dispose of its then existing inventory of Licensed Products (hereinafter referred to as the “Sell-Off Period”) by selling and distributing such Licensed Products to OFI’s Authorized Retailers.  Prior to the termination date, OFI will not produce inventory of the Licensed Products greater than that which it has maintained in the ordinary course of business.  OFI shall deliver to BMC a complete and detailed statement setting forth the number and description of its then remaining inventory, and raw materials within fifteen (15) business days after the effective date of termination.

(c)
No later than fifteen (15) days following the close of each month during the Sell-Off Period, OFI shall remit to BMC all required Earned Royalties, along with the appropriate report and officer’s certificate for the one-month period and cumulatively for the Sell-Off Period.  In the event OFI fails to make any such payment to BMC on a timely basis, OFI shall forfeit its right to sell off its remaining inventory.  OFI acknowledges and agrees that any GMR payments made by OFI during any Contract Year throughout the License Term, shall not, in any way, apply against OFI’s sales of Licensed Products during the Sell-Off Period.  Within fifteen (15) days after expiration of the last thirty (30) day period of the Sell-Off Period or after the actual liquidation of all remaining Licensed Products, whichever is earlier, OFI shall remit the remaining Earned Royalties to BMC and shall, at the same time destroy all Licensed Products and Materials from the then remaining inventory, and shall cease to act in any way which may lead another to believe that OFI still has the right to use the Trademarks.

(d)
Notwithstanding the foregoing, upon expiration or termination of this Agreement for any reason, BMC shall have the right and option, to be exercised in writing and mailed or delivered no later than fifteen (15) business days after such event, to purchase any or all remaining Licensed Products and Materials at OFI’s lowest price to Authorized Retailers.

                                  ARTICLE X

MISCELLANEOUS

10.1 Limitation of Relationship.  Nothing contained herein shall be construed to place either party in the relationship of legal representative, partner, joint venturer, principal, or agent of the other, and neither party shall have any authority to obligate or bind the other.

10.2 Notices.  Any notices to be given under this Agreement shall be in writing and shall for all purposes be deemed to be fully given by a party when sent by certified mail, postage prepaid and return receipt requested, or reputable overnight carrier, to the other party at the respective address(es) set forth in Exhibit K.  The date of mailing shall be deemed to be the date on which such notice is given.  Either party may change its address for the purposes of this Agreement by giving the other party written notice of its new address.

10.3 Choice of Law.  THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS.

10.4 Specific Performance To Obtain Cooperation.  Without prejudice to any other right and/or remedy that either party may have under this Agreement or the law, if, after due notice is given either party fails to take any action which it is obligated to take hereunder, then either party shall have the right and option, but not the obligation, to bring an action for specific performance to compel such action.

10.5 Force Majeure.  Whenever affirmative performance by OFI or BMC of any of its obligations hereunder, other than the payment of money due, is substantially or completely interrupted or prevented by reason of an act of God, strike, lockout, labor trouble or other industrial disturbance, transportation dislocation, shortage of supply, casualty, civil strife or a circumstance beyond the reasonable, good faith control of the party required to act, such performance shall be excused for the period during which such state of affairs continues including a pro rata reduction in GMR.  In the event OFI or BMC wishes to invoke this provision, it must give prompt written notice to the other, specifying the basis for the assertion of the same and for how long it is expected that such situation will continue.  Upon the cessation of such situation, the invoking party shall give written notice of such fact to the other and shall resume performance of all obligations covered hereunder with respect to which compliance has been so interrupted.

10.6 Uniqueness of Trademarks, Equitable and Legal Relief.  OFI recognizes that the Trademarks possess a special, unique, and extraordinary character that makes difficult the assessment of monetary damages that BMC might sustain by an unauthorized use.  OFI recognizes and agrees that irreparable injury would be caused by OFI’s unauthorized use, and that injunctive and other relief, in law and equity, would be appropriate in the event of such unauthorized use.

10.7 BMC’s Right to Appoint Representatives.  BMC shall have the right at any time to appoint and designate in writing an authorized representative or representatives who shall be empowered to act on behalf of the BMC with regard to any matter pertaining to this Agreement, including, without limitation, the right to collect all payments due hereunder and the right to conduct the approval procedures pursuant to the provisions of Section 5.2 with respect to all proposed Licensed Products and Materials.

10.8 No Waiver of Rights.  The failure of a party to insist upon strict adherence to any provision of this Agreement on any occasion shall not be considered or deemed to be a waiver nor considered or deemed to deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement.  No custom or practice of the parties hereto at variance with the terms hereof shall constitute a waiver of that party’s right to demand exact compliance with any of the terms herein at any time.  Any waiver must be in writing, signed by both BMC and OFI.

10.9 Complete Agreement; No Oral Modification; Severability; Surviving Provisions.

(a)
This Agreement and the Exhibits attached hereto are a complete statement of all agreements among the parties with respect to its subject matter and shall supercede and cancel any and all prior or existing agreements, understandings, representations or statements, if any, either oral or in writing, between the parties with respect to the subject matter.  Any amendment, modification, alteration, change or waiver must be in writing.  Neither OFI nor BMC have made warranties or representations except those expressly stated herein, if any.

(b)	If any provision of this Agreement is for any reason declared to be invalid or unenforceable, the validity of the remaining provisions shall not be affected thereby.

(c)
The recitals are hereby incorporated in this Agreement.  Headings are used solely for convenience and should not be given any weight in the interpretation of this Agreement.  All Schedules, the Code of Conduct for Suppliers, and Exhibits are hereby incorporated and merged into this Agreement and made a part thereof.

(d)	Any provision of this Agreement that by its plain import is intended to extend beyond expiration or termination, as the case may be, shall survive expiration or termination of the License Term.

(e)	This Agreement shall be construed without regard to any presumption or any other rule requiring construction against the party causing this Agreement or any part thereof to be drafted.

(f)
The respective rights and remedies of the parties hereto, whether herein specified or otherwise, shall be cumulative, and the exercise of one or more of them shall not preclude the exercise of any or all other rights and remedies each such party has hereunder or by law.

10.10 Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories.

10.11 Attorneys’ Fees.  Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including, without limitation, costs, expenses and fees on any appeal).

IN WITNESS WHEREOF the parties have first caused this Agreement to be executed as of the day and year first above written.

                                  BOSTON MARKET CORPORATION

                                   By: /s/Greg Uhing
                                   Name: Greh Uhing
                                   Title: Chief Financial Officer
                                   Date: November 4, 2010

                                   OVERHILL FARMS, INC.

                                   By: /s/ James Rudis
                                   Name: James Rudis
                                   Title: President & Chief Executive Officer
                                   Date: November 4, 2010

(Exhibits to be provided to the Securities and Exchange Commission upon request.)